This filing is made pursuant
to rule 424(b)(3) under
the Securities Act of
1933 in connection with
Registration No. 333-52484

SUPPLEMENT TO PROSPECTUS DATED JUNE 30, 2001

Date of Release	5/7/2002	6/7/2002
Month	April 2002	May 2002
Raised during month	$15,300,000	$17,500,000
Total raised in Vestin Fund II	$199,000,000	$216,500,000
Number of mortgage loans	60	63
Total amount of loans	$183,800,000	$201,900,000
Average maturity	12 Months	12 Months
Average loan interest rate	13.41%	13.54%
Number of unit holders	2,799	3,059
Interest rate yield distributed	12.44%	12.09%